UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MAMAMANCINI’S HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	27-067116
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Branca Road
East Rutherford, NJ 07073
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.00001 per share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The following description of the common stock of MamaMancini’s Holdings, Inc. (the “Company”) and the provisions of the Company’s charter documents are summaries and are qualified by reference to the Company’s certificate of incorporation and its bylaws listed as exhibits to this registration statement. The Company and its common stock are also governed by the Nevada Revised Statutes.

Authorized and Outstanding

The Company is authorized to issue an aggregate number of 270,000,000 shares of capital stock, of which 20,000,000 shares are preferred stock, $0.00001 par value per share and 250,000,000 shares are common stock, $0.00001 par value per share. As of May 14, 2013, there were 20,854,000 shares of our common stock issued and outstanding, which shares were held by approximately 122 stockholders of record.

All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock, $0.00001 par value per share. Currently we have no shares of preferred stock issued and outstanding.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, $0.00001 par value per share.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for purposes of electing members to our board of directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation (incorporated herein by reference to exhibit 3.1 of the Form S-1 filed on May 24, 2011)

3.2	By-Laws (incorporated herein by reference to exhibit 3.2 of the Form S-1 filed on May 24, 2011)

*Filed Herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAMAMANCINI’S HOLDINGS, INC.

Date: May 14, 2013	By:	/s/ Carl Wolf
Name: Carl Wolf
Title: Chief Executive Officer